EXHIBIT 3.2

CERTIFICATE OF ELIMINATION

OF

9% NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

TAYLOR CAPITAL GROUP, INC.

(Pursuant to Section 151(g) of the Delaware General Corporation Law)

TAYLOR CAPITAL GROUP, INC., a corporation incorporated and existing under the laws of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that the following resolutions respecting its 9% Noncumulative Perpetual Preferred Stock, Series A were duly adopted by the Company’s Board of Directors:

RESOLVED, that no shares of the Company’s 9% Noncumulative Perpetual Preferred Stock, Series A outstanding and that no shares of the Series A Preferred Stock will be issued subject to the provisions of the Amended and Restated Certificate of Incorporation; and

FURTHER RESOLVED, that the Chief Financial Officer of the Company is directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Company’s Amended and Restated Certificate of Incorporation all matters set forth therein with respect to the Series A Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 22nd day of July, 2005.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Daniel C. Stevens
Daniel C. Stevens
Chief Financial Officer